EXHIBIT 99.1

ON Semiconductor Prepays its Senior Secured Credit Facilities

PHOENIX, Ariz. – May 11, 2010 – ON Semiconductor Corporation (NASDAQ: ONNN) announced today that it has successfully prepaid and terminated its $169.75 million term loan and terminated its $25.0 million undrawn revolver under its senior secured credit facilities which would have matured in 2013. With the repayment of this facility, the company expects to save annual cash interest expense of approximately $3.4 million based on today’s LIBOR.

“As of the end of the first quarter of 2010, we had approximately $560.7 million of cash and cash equivalents on our balance sheet,” said Donald Colvin, ON Semiconductor executive vice president and CFO. “The termination of our senior secured credit facilities provides additional financial and operational flexibility. Early retirement of our senior secured credit facilities highlights our improved financial performance. After this prepayment, we will have the lowest debt position in the company’s history as a publicly traded company. We believe the company is in a position to continue generating strong free cash flow and we remain committed to improving the capital structure of the company. We continue to examine opportunities to improve shareholder value.”

About ON Semiconductor

ON Semiconductor (Nasdaq: ONNN) is a premier supplier of high performance, energy efficient, silicon solutions for green electronics. The company’s broad portfolio of power and signal management, logic, discrete and custom devices helps customers efficiently solve their design challenges in automotive, communications, computing, consumer, industrial, LED lighting, medical, military/aerospace and power applications. ON Semiconductor operates a world-class, value-added supply chain and a network of manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe, and the Asia Pacific regions. For more information, visit http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements related to the future financial performance of ON Semiconductor, our ability to save annual interest costs and increase cash flow from current levels. These forward-looking statements are based on information available to us as of the date of this release and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. In particular, such risks and uncertainties include, but are not limited to, interest rate changes, the need to incur future borrowings, difficulties encountered in integrating acquired businesses; the variable demand and the aggressive pricing environment for semiconductor products; dependence on our company’s ability to successfully manufacture in increasing volumes on a cost-effective basis and with acceptable quality for our current products; the adverse impact of competitive product announcements; revenues and operating performance; poor economic conditions and markets, including the current credit markets; the cyclical nature of the semiconductor industry; changes in demand for our products; changes in inventories at customers and distributors; technological and product development risks; availability of raw materials; competitors’ actions; pricing and gross margin pressures; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields; control of costs and expenses; significant litigation; risks associated with decisions to expend cash reserves for various uses such as debt prepayment rather than to retain such cash for future needs; risks associated with acquisitions and dispositions; risks associated with leverage and restrictive covenants in debt agreements; risks associated with international operations, including foreign employment and labor matters associated with unions and collective bargaining agreements; the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally; risks related to new legal requirements such as new health care reform; risks and costs associated with increased and new regulation of corporate governance and disclosure standards; and risks involving environmental or other governmental regulation. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in ON Semiconductor’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other of our filings with the Securities and Exchange Commission. These forward-looking statements should not be relied upon as representing our views as of any subsequent date and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Anne Spitza	Ken Rizvi
Corporate Communications	Corporate Development, Treasury & Investor Relations
ON Semiconductor	ON Semiconductor
602.244.6398	602.244.3437
anne.spitza@onsemi.com	ken.rizvi@onsemi.com